Exhibit 99.1

NEWS RELEASE

Contacts:	John S. Penshorn	G. Mike Mikan
	Senior Vice President	Chief Financial Officer
	952-936-7214	952-936-7374

Media:	Don Nathan
952-936-1885

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS 2006 REVENUES OF $71.7 BILLION

FOURTH QUARTER NET EARNINGS OF $1.2 BILLION

FULL YEAR NET EARNINGS OF $4.174 BILLION

•	Fourth Quarter Revenues Up 47%

•	Fourth Quarter Operating Margin of 11%

•	Fourth Quarter Cash Flows From Operations of $1.6 Billion

•	Full Year Revenues Up 54%

•	Full Year Operating Margin of 9.7%

•	Full Year Cash Flows From Operations of $6.5 Billion

As previously disclosed, UnitedHealth Group has withdrawn reliance upon its historical financial statements because previously reported operating costs did not correctly reflect non-cash stock-based compensation expenses related to historic stock option grants. Accordingly, this news release does not contain year-over-year or quarter-over-quarter comparisons of operating costs, earnings from operations, net income, or earnings per share metrics, all of which are subject to adjustment until the Company completes its restatement and becomes current in its periodic reports with the Securities and Exchange Commission (SEC).

The 2006 financial information in this news release is presented according to FAS 123R, the Company’s current accounting method, and includes UnitedHealth Group’s estimate of the non-cash full year impact of adjustments to operating expenses for historical stock option grants of $25 million. The $25 million full year charge is at the low end of the range of outcomes of $25 million to $60 million for FAS 123R adjustments discussed in the Company’s Form 8-K filed on December 19, 2006. Including the $25 million charge, full year 2006 results include a total of approximately $100 million in cash and non-cash expenses related to the stock options matter that were incremental to the Company’s initial 2006 financial outlook. Fourth quarter 2006 results include a total of approximately $50 million in cash and non-cash expenses related to stock option matters, including a $13 million charge related to historical stock options under FAS 123R.

Please note that the estimated amount of additional non-cash stock-based compensation expense has not been audited and is not yet final; it is subject to change until UnitedHealth Group completes its restatement. In addition, the financial information presented does not reflect any adjustments for non-operating cash charges that may be required in connection with the resolution of stock-option-related litigation, regulatory and tax matters, including any impact on prior tax deductions and related tax accounts for previously exercised stock options under Section 162(m) of the Internal Revenue Code. The amount and timing of these non-operating cash charges are uncertain, but they are likely to be material.

Quarterly and Annual Financial Performance

December 31, 2006
	Three Months Ended	Year Ended
Revenues	$18.16 billion	$71.68 billion
Earnings From Operations	$2.0 billion	$6.97 billion
Operating Margin	11.0%	9.7%

MINNEAPOLIS (January 18, 2007) – UnitedHealth Group (NYSE: UNH) today reported that it achieved record revenues for the fourth quarter and full year ended December 31, 2006. Full year results were driven by balanced growth and earnings contributions across the diversified UnitedHealth Group businesses, which provided services to a total of more than 4.7 million new people in 2006.

Fourth Quarter and Full Year Highlights

•	Fourth quarter consolidated net earnings increased to $1.2 billion; full year net earnings increased to $4.174 billion. In the fourth quarter, there were 1.400 billion diluted weighted-average common shares outstanding. For the full year, there were 1.404 billion diluted weighted-average common shares outstanding.

•	Cash flows from operations were approximately $1.6 billion in the fourth quarter and were approximately $6.5 billion for the year. Full year operating cash flows exceeded 150 percent of net income.

•	Consolidated fourth quarter revenues exceeded $18.1 billion, increasing $5.8 billion or 47 percent year-over-year and $146 million or 1 percent sequentially. Revenues for full year 2006 increased $25.2 billion or 54 percent to $71.7 billion, with revenue advances in each of the Company’s business segments. Excluding revenue contributions from merger activity across the spectrum of UnitedHealth Group businesses, full year revenues grew at a 21 percent rate in 2006.

•	Earnings from operations were $2 billion in the fourth quarter, and full year earnings from operations were approximately $7 billion in 2006.

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Fourth Quarter and Full Year Highlights – Continued

•	Consolidated fourth quarter operating margin reached 11.0 percent. The full year reported operating margin of 9.7 percent reflected strong margin performance from historical UnitedHealth Group operating units, with overall margin moderated by business mix changes driven by the commencement of the Company’s Medicare Part D prescription drug plan offerings (Part D) and the acquisition of PacifiCare Health Systems (PacifiCare).

•	Operating costs represented 15.0 percent of revenues in the fourth quarter, including incremental costs related to stock options matters as discussed in the text box on page one of this news release. The full year operating cost ratio of 14.7 percent also included costs related to stock option matters that were incremental to the Company’s original financial outlook for 2006, a portion of which will continue into 2007.

•	The fourth quarter consolidated medical care ratio of 79.9 percent, which includes all risk-based businesses and products, declined 120 basis points on a sequential quarter basis, driven by the seasonally strong performance of Medicare Part D. The full year 2006 medical care ratio of 81.2 percent increased 120 basis points from 2005 results, and the fourth quarter 2006 medical care ratio increased 30 basis points year-over-year. These increases were largely due to the impact of the acquisition of PacifiCare in late December 2005 and the commencement of Medicare Part D on January 1, 2006.

•	Medical costs payable, excluding the AARP supplemental insurance offerings of Ovations, increased $811 million or 13 percent year-over-year to $7.1 billion. Medical costs days payable were 53 days for the fourth quarter, excluding the AARP offerings and the effects of mid-quarter acquisitions; this was consistent with their levels of 53 days and 54 days in the second and third quarters of 2006, respectively.

•	During the fourth quarter, the Company realized favorable development of $50 million in its estimates of medical costs incurred in 2005, bringing the full year total to $430 million. There was no current period effect from changes in the Company’s previous estimates of medical costs incurred in the first nine months of 2006.

•	Accounts receivable, excluding the AARP offerings of Ovations, were $902 million at December 31, 2006 and represented 5 days sales outstanding.

Future Outlook and Comment

The Company sees expanding market opportunities and growth in 2007 and coming years, and affirms projected 2007 net income in the range of $4.7 billion to $4.75 billion – including net income of $980 million to $1 billion in the first quarter of 2007 – subject to potential adjustments for non-cash and cash expenses related to stock options matters. The Company does not yet have an estimated timeline for resolution of these matters.

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Future Outlook and Comment – Continued

Stephen J. Hemsley, president and chief executive officer of UnitedHealth Group, said, “We concluded 2006 with a strong earnings performance and are pleased to reaffirm our positive outlook for growth in 2007. UnitedHealth Group, importantly, is a highly adaptive enterprise well-positioned for the future and the changes in the health care environment that are ahead. We are strengthening our organization, shifting investments in technology, and enhancing our service offerings to directly address critical unmet needs in health care. These needs include advancing the role of consumers in health care broadly, participating in public-private partnerships and providing critical information services, systems and financial resources in the commercial business-to-business market.”

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Business Description – Health Care Services

The Health Care Services segment consists of the UnitedHealthcare, AmeriChoice and Ovations business units. UnitedHealthcare coordinates network-based health and well-being services on behalf of multistate mid-sized and local employers and for consumers. AmeriChoice facilitates and manages health care services for state Medicaid programs and their beneficiaries. Ovations delivers health and well-being services to Americans over the age of 50.

Quarterly and Annual Financial Performance

December 31, 2006
	Three Months Ended	Year Ended
Revenues	$16.20 billion	$64.18 billion
Earnings From Operations	$1.49 billion	$5.12 billion
Operating Margin	9.2%	8.0%

Key Developments for Health Care Services

•	Fourth quarter 2006 Health Care Services revenues grew $5.6 billion or 53 percent year-over-year to $16.2 billion. Full year revenues increased $24.2 billion or 60 percent to $64.2 billion. On an organic basis, the business segment grew 23 percent year-over-year, led by the expansion of services in the senior market.

•	Fourth quarter Health Care Services earnings from operations were $1.5 billion; full year earnings from operations exceeded $5.1 billion.

•	The fourth quarter operating margin of 9.2 percent benefited from the strong quarterly performance of the Medicare Part D business. The full year operating margin of 8.0 percent reflected strong operating performance in total and the business mix impact of the commencement of Part D and the late December 2005 acquisition of PacifiCare.

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Key Developments for Health Care Services – Continued

•	Ovations fourth quarter revenues of $6.3 billion grew $3.7 billion or 140 percent year-over-year but declined approximately $50 million from the third quarter 2006 level. The expected sequential decrease was due to the reversal of federal risk-sharing receivables recorded when the Part D program was in an operating loss position in early 2006, as required under generally accepted accounting principles. Full year Ovations revenues of $25.3 billion increased $15.9 billion or 168 percent over 2005 results. Ovations grew 2006 revenues 91 percent year-over-year on an organic basis, including the launch of Medicare Part D plans and growth in the PacifiCare senior businesses subsequent to the closing of the merger.

•	Ovations added a total of 260,000 seniors in its SecureHorizons Medicare Advantage health benefit programs in 2006, principally through organic growth. Enrollment was essentially flat in the fourth quarter, as expected, due to the federal lock-in requirements for members.

•	Prescription Solutions, the Ovations pharmacy benefit management unit, will roughly triple its pharmaceutical spending under management in first quarter 2007, due to both year-over-year growth in Part D prescription drug plan membership in total and the in-sourcing of certain vendor services on January 1, 2007. This transition has been smooth, with 8 million prescriptions filled for consumers in Part D programs in just the first 10 days of January.

•	AmeriChoice fourth quarter revenues of $970 million increased $97 million or 11 percent year-over-year and $22 million or 2 percent sequentially. Full year AmeriChoice revenues of $3.7 billion increased 10 percent year-over-year.

•	AmeriChoice grew enrollment by 20,000 people in the fourth quarter of 2006, bringing the year-end total to 1.425 million people. Year-over-year, the number of people served by AmeriChoice increased by 175,000 people through a combination of growth and acquisitions. The business is positioned for continued growth in 2007, led by the second quarter 2007 commencement of a significant contract to provide services to approximately 170,000 new people in Tennessee.

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Key Developments for Health Care Services – Continued

•	UnitedHealthcare fourth quarter revenues of $8.9 billion grew by $1.8 billion or 25 percent year-over-year and more than $100 million or 1 percent from third quarter 2006. Full year revenues of $35.2 billion increased by $8.0 billion or 29 percent year-over-year, principally due to business expansion through targeted merger activity.

•	For the year, UnitedHealthcare and Uniprise brought services to an additional 1.1 million people, of which 565,000 were added through organic growth. On a stand-alone basis UnitedHealthcare expanded to reach 680,000 more people in 2006. In the fourth quarter, UnitedHealthcare grew fee-based membership by 65,000 people. The fourth quarter acquisitions of Student Resources in the college and university student market and Arnett Health Plan in Indiana added 230,000 risk-based customers, which was partially offset by a reduction of 40,000 people in the risk-based segments of its markets, principally due to the continued down-sizing of the American Medical Securities business.

•	The fourth quarter UnitedHealthcare medical care ratio was 80.0 percent, an increase of 60 basis points from third quarter 2006, principally due to a comparatively lower level of favorable development in the quarter and the impact of consumers with high deductible benefit plans reaching their deductible limits at the end of their policy year. The full year medical care ratio of 79.8 percent increased 160 basis points from 2005; an increase was expected due to the PacifiCare business mix impact.

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Business Description

Uniprise delivers network-based health and well-being services, business-to-business transaction processing services, consumer connectivity, and technology support services to large employers and health plans, and provides health-related consumer and financial transaction products and services.

Quarterly and Annual Financial Performance

December 31, 2006
	Three Months Ended	Year Ended
Revenues	$1.43 billion	$5.6 billion
Earnings From Operations	$232 million	$893 million
Operating Margin	16.3%	15.9%

Key Developments

•	Uniprise fourth quarter revenues of $1.4 billion increased $168 million or 13 percent over fourth quarter 2005 and $14 million from third quarter 2006. Full year revenues of $5.6 billion grew $637 million or 13 percent year-over-year.

•	Uniprise advanced the number of people served in the national multilocation employer segment by 430,000 people in 2006. Uniprise estimates it further added approximately 250,000 to 300,000 net new consumers in early 2007, including a projection of first quarter employment-related attrition.

•	Across UnitedHealth Group businesses a net total of 715,000 new people purchased a health-account-linked, consumer-directed plan design in 2006. This represented 61 percent growth year-over-year and brought total participation in this specific category of products to 1.9 million people. Assets under management at Exante Financial Services, the UnitedHealth Group health banking unit, reached $285 million as of year end.

•	The Uniprise fourth quarter operating margin of 16.3 percent exceeded the full year operating margin of 15.9 percent, despite seasonal fourth quarter enrollment costs and expenses for significant levels of benefit plan changes related to 2007 enrollment activities at Uniprise and UnitedHealthcare. Overall, Uniprise operating margins were strong, reflecting the application of advanced technology to improve basic business processes on behalf of customers.

•	Fourth quarter earnings from operations were $232 million; full year results reached $893 million.

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Business Description

Specialized Care Services offers a comprehensive array of specialized benefits, networks, services and resources to make health care work better by connecting people to proven solutions for health and well-being.

Quarterly and Annual Financial Performance

December 31, 2006
	Three Months Ended	Year Ended
Revenues	$1.02 billion	$3.99 billion
Earnings From Operations	$205 million	$767 million
Operating Margin	20.1%	19.2%

Key Developments

•	Fourth quarter revenues exceeded $1 billion, up $266 million or 35 percent year-over-year and $20 million or 2 percent from the third quarter of 2006. Full year revenues of nearly $4 billion increased $1.2 billion or 42 percent, reflecting strong organic growth coupled with revenue gains from several acquisitions executed since the beginning of 2005.

•	Specialized Care Services businesses added 2.7 million new people as customers in 2006 and sold additional products to millions more who were already customers of UnitedHealth Group.

•	The Specialized Care Services fourth quarter operating margin of 20.1 percent expanded 50 basis points sequentially, bringing the full year operating margin up to 19.2 percent. The fourth quarter and full year operating margin percentages were consistent with the business mix for this reporting segment.

•	Fourth quarter earnings from operations were $205 million; full year earnings from operations reached $767 million.

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Business Description

Ingenix is a leader in the field of health care data, analysis and application, serving pharmaceutical companies, health insurers and other payers, physicians and other health care providers, large employers and governments.

Quarterly and Annual Financial Performance

December 31, 2006
	Three Months Ended	Year Ended
Revenues	$304 million	$975 million
Earnings From Operations	$77 million	$191 million
Operating Margin	25.3%	19.6%

Key Developments

•	Ingenix fourth quarter revenues of $304 million increased more than 20 percent year-over-year and sequentially. Advances were driven by the seasonal demand for Ingenix syndicated content products and strong software sales. Ingenix full year revenues of $975 million also increased by more than 20 percent year-over-year.

•	Fourth quarter earnings from operations at Ingenix reached $77 million, bringing full year earnings from operations to $191 million. The fourth quarter operating margin of 25.3 percent was seasonally strong, as expected, and brought the full year operating margin up to 19.6 percent.

•	Strong sales performance continued in the fourth quarter, with the Ingenix contract revenue backlog exceeding $1.1 billion across its business units on December 31, 2006, a year-over-year increase of 30 percent.

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About UnitedHealth Group

UnitedHealth Group (www.unitedhealthgroup.com) is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, Uniprise, Specialized Care Services and Ingenix. Through its family of businesses, UnitedHealth Group serves approximately 70 million individuals nationwide.

Earnings Conference Call

As previously announced, UnitedHealth Group will discuss the Company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investor Information page of the Company’s Web site (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site for one week following the live call. The conference call replay can also be accessed by dialing 1-800-642-1687, conference ID #5399281. This earnings release and the Form 8-K dated January 18, 2007, which may also be accessed in the Investor Information section of the Company’s Web site, include a reconciliation of non-GAAP financial measures.

Forward-Looking Statements

This news release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions, identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and unknown certainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors. These forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the results discussed in the forward-looking statements. Some factors that could cause results to differ materially from the forward-looking statements include: the potential consequences of the findings announced on October 15, 2006 of the investigation by an Independent Committee of directors of our stock option programs (including the consequences of our determination that the Company’s financial statements for the years ended 1994 to 2005, the interim periods contained therein, the quarter ended March 31, 2006 and all earnings and news releases, including for the quarters ended June 30, 2006 and September 30, 2006, and similar communications issued by the Company for such periods and the related reports of the Company’s independent registered public accounting firm should not be relied upon, the consequences of the resulting restatement of our financial statements for those periods, and delays in filing our quarterly reports on Form 10-Q for the second and third quarters of 2006), related governmental reviews, including a formal investigation by the SEC, and review by the IRS, U.S. Senate Finance Committee, U.S. Attorney for the Southern District of New York and Minnesota Attorney General, a related review by the Special Litigation Committee of the Company, and related shareholder derivative actions, shareholder demands and purported securities and Employee Retirement Income Security Act (ERISA) class actions, the resolution of matters currently subject to an injunction issued by the United States District Court for the District of Minnesota, a purported notice of acceleration with respect to certain of the Company’s debt securities based upon an alleged event of default under the indenture governing such securities, and recent management and director changes, and the potential impact of

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each of these matters on our business, credit ratings and debt; increases in health care costs that are higher than we anticipated in establishing our premium rates, including increased consumption of or costs of medical services; heightened competition as a result of new entrants into our market, and consolidation of health care companies and suppliers; events that may negatively affect our contract with AARP; uncertainties regarding changes in Medicare, including coordination of information systems and accuracy of certain assumptions; funding risks with respect to revenues received from Medicare and Medicaid programs; increases in costs and other liabilities associated with increased litigation, legislative activity and government regulation and review of our industry; our ability to execute contracts on competitive terms with physicians, hospitals and other service providers; regulatory and other risks associated with the pharmacy benefits management industry; failure to maintain effective and efficient information systems, which could result in the loss of existing customers, difficulties in attracting new customers, difficulties in determining medical costs estimates and appropriate pricing, customer and physician and health care provider disputes, regulatory violations, increases in operating costs, or other adverse consequences; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and intangible assets recorded for businesses that we acquire; potential noncompliance by our business associates with patient privacy data; misappropriation of our proprietary technology; and anticipated benefits of acquiring PacifiCare that may not be realized.

This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except to the extent otherwise required by federal securities laws, we do not undertake to publicly update or revise any forward-looking statements.

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UNITEDHEALTH GROUP

Earnings Release Schedules and Supplementary Information

Quarter Ended December 31, 2006

- Consolidated Statements of Operations

- Segment Financial Information

- Customer Profile Summary

- Non-GAAP Financial Measures

As previously disclosed, UnitedHealth Group has withdrawn reliance upon its historical financial statements because previously reported operating costs did not correctly reflect non-cash stock-based compensation expenses related to historic stock option grants. Accordingly, this news release does not contain year-over-year or quarter-over-quarter comparisons of operating costs, earnings from operations, net income, or earnings per share metrics, all of which are subject to adjustment until the Company completes its restatement and becomes current in its periodic reports with the Securities and Exchange Commission (SEC).

The 2006 financial information in this news release is presented according to FAS 123R, the Company’s current accounting method, and includes UnitedHealth Group’s estimate of the non-cash full year impact of adjustments to operating expenses for historical stock option grants of $25 million. The $25 million full year charge is at the low end of the range of outcomes of $25 million to $60 million for FAS 123R adjustments discussed in the Company’s Form 8-K filed on December 19, 2006. Including the $25 million charge, full year 2006 results include a total of approximately $100 million in cash and non-cash expenses related to the stock options matter that were incremental to the Company’s initial 2006 financial outlook. Fourth quarter 2006 results include a total of approximately $50 million in cash and non-cash expenses related to stock option matters, including a $13 million charge related to historical stock options under FAS 123R.

Please note that the estimated amount of additional non-cash stock-based compensation expense has not been audited and is not yet final; it is subject to change until UnitedHealth Group completes its restatement. In addition, the financial information presented does not reflect any adjustments for non-operating cash charges that may be required in connection with the resolution of stock-option-related litigation, regulatory and tax matters, including any impact on prior tax deductions and related tax accounts for previously exercised stock options under Section 162(m) of the Internal Revenue Code. The amount and timing of these non-operating cash charges are uncertain, but they are likely to be material.

UNITEDHEALTH GROUP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions)

(unaudited)

	Three Months Ended December 31, 2006	Year Ended December 31, 2006 (a)
REVENUES
Premiums	$16,594	$65,835
Services	1,310	5,004
Investment and Other Income	253	845

Total Revenues	18,157	71,684

COSTS
Medical Costs	13,253	53,476
Operating Costs	2,723	10,567
Depreciation and Amortization	177	670

Total Costs	16,153	64,713

EARNINGS FROM OPERATIONS	2,004	6,971

Interest Expense	(129)	(456)

EARNINGS BEFORE INCOME TAXES	1,875	6,515

Provision for Income Taxes	(675)	(2,341)

NET EARNINGS	$1,200	$4,174

Diluted Weighted-Average Common Shares Outstanding	1,400	1,404

(a)	Includes the estimated impact of the stock option review and other matters on the first three quarters of 2006.

UNITEDHEALTH GROUP

SEGMENT FINANCIAL INFORMATION

(in millions)

(unaudited)

REVENUES
	Three Months Ended December 31, 2006	Year Ended December 31, 2006
UnitedHealthcare	$8,898	$35,153
Ovations	6,336	25,301
AmeriChoice	970	3,721

Health Care Services	16,204	64,175
Uniprise	1,426	5,600
Specialized Care Services	1,019	3,988
Ingenix	304	975
Eliminations	(796)	(3,054)

Total Consolidated	$18,157	$71,684

EARNINGS FROM OPERATIONS

	Three Months Ended December 31, 2006	Year Ended December 31, 2006
Health Care Services	$1,490	$5,120
Uniprise	232	893
Specialized Care Services	205	767
Ingenix	77	191

Total Consolidated	$2,004	$6,971

UNITEDHEALTH GROUP

CUSTOMER PROFILE SUMMARY

(in thousands)

(unaudited)

Customer Profile	December 2006 (a)	September 2006	June 2006	December 2005
Commercial Businesses
Risk-based	14,490	14,150	14,310	14,410
Fee-based	18,870	18,675	18,575	17,380
Federal, State, and Municipal Governments (b)	14,275	14,235	14,085	9,110
Individual Consumers (c)	1,115	1,115	1,180	1,685
Institutional (d)	21,930	22,210	21,735	23,360

Grand Total	70,680	70,385	69,885	65,945

Total Medicare Part D (included above)	5,740	5,745	5,670	—

Consumer-Directed Health Plans (included above)	1,890	1,850	1,800	1,175

Supplemental Segment Profile - Health Care Services and Uniprise

	December 2006 (a)	September 2006	June 2006	December 2005
Health Care Services:
Risk-based commercial	10,040	9,850	9,945	10,105
Fee-based commercial	4,735	4,670	4,640	3,990
Medicare Advantage	1,410	1,415	1,395	1,150
Medicaid	1,425	1,405	1,360	1,250

Total Health Care Services	17,610	17,340	17,340	16,495

Uniprise	10,925	10,990	11,035	10,495

(a)	Includes 230,000 Risk-based individuals served in connection with two acquisitions which closed during the fourth quarter of 2006.
(b)	Year-to-date increase primarily due to individuals served in connection with the new Medicare Part D program beginning January 1, 2006.
(c)	Year-to-date decrease primarily due to individuals who historically had non-governmental drug cards switching to the Medicare Part D program.
(d)	Year-to-date decrease primarily due to individuals who historically had only AARP Medicare supplement products, but added drug coverage under the Medicare Part D program.

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Measures

“Part D Normalized” Operating Results

(in millions)

(unaudited)

	Three Months Ended December 31, 2006
	Consolidated GAAP Reporting	Non-GAAP Reconciling Items	Consolidated “Part D Normalized”
REVENUES
Premiums	$16,594	$335 (a)	$16,929
Services	1,310	—	1,310
Investment and Other Income	253	—	253

Total Revenues	18,157	335	18,492

COSTS
Medical Costs	13,253	529 (b)	13,782
Operating Costs	2,723	—	2,723
Depreciation and Amortization	177	—	177

Total Costs	16,153	529	16,682

EARNINGS FROM OPERATIONS	2,004	(194)	1,810

Interest Expense	(129)	—	(129)

EARNINGS BEFORE INCOME TAXES	1,875	(194)	1,681

Provision for Income Taxes	(675)	70	(605)

NET EARNINGS	$1,200	$(124)	$1,076

Diluted Weighted-Average Common Shares Outstanding	1,400	1,400	1,400

Medical Care Ratio	79.9%		81.4%
Operating Cost Ratio	15.0%		14.7%
Operating Margin	11.0%		9.8%

Note:	The Company began providing Medicare Part D prescription drug insurance coverage on January 1, 2006. As a result of the Medicare Part D benefit design, the Company incurs benefit costs unevenly during the contract year with a disproportionate amount of claims incurred in the first half of the annual contract year. On a full year basis, Medicare Part D generated a positive operating margin.

The “Part D Normalized” results have been presented to enhance comparability. The “Part D Normalized” results assume that full year Medicare Part D benefit costs are recognized based on actuarially projected utilization over the contract year. Accordingly, “Part D Normalized” results for each of the quarters of 2006 included a pro rata share of management’s estimate of full year 2006 Medicare Part D benefit costs relating to beneficiaries as of the respective period ends. “Part D Normalized” results are not meant to be considered in isolation or as a substitute for net earnings or diluted net earnings per common share prepared in accordance with GAAP.

(a)	Represents estimated CMS Medicare Part D risk-share premium adjustment that is recorded under GAAP as results fall within the provisions of the risk-sharing arrangement. This adjustment is not necessary under “Part D Normalized” as medical costs reflect a pro-rata share of estimated annual medical costs.
(b)	Represents actual medical costs incurred under the Medicare Part D contract less than (in excess of) a pro-rata share of estimated annual medical costs.